UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2022

CYNGN INC.

(Exact name of registrant as specified in charter)

Delaware	001-40932	46-2007094
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1015 O’Brien Dr.

Menlo Park, CA 94025

(Address of principal executive offices) (Zip Code)

(650) 924-5905

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CYN	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 28, 2022 (the “Signing Date”), Cyngn Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited and institutional investors for a private placement offering (“Private Placement”) of the Company’s common stock (the “Common Stock”) or pre-funded warrants (the “Pre-Funded Warrants”) and warrants exercisable for Common Stock (the “Investor Warrants”). Pursuant to the Purchase Agreement, the Company sold (i) 3,790,322 shares (the “Shares”) of its Common Stock together with Investor Warrants to purchase up to 3,790,322 shares of Common Stock, and (ii) 2,661,291 Pre-Funded Warrants with each Pre-Funded Warrant exercisable for one share of Common Stock, together with Investor Warrants to purchase up to 2,661,291 shares of Common Stock. Each share of Common Stock and accompanying Investor Warrant were sold together at a combined offering price of $3.10, and each Pre-Funded Warrant and accompanying Investor Warrant were sold together at a combined offering price of $3.099.

The Pre-Funded Warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Investor Warrants have an exercise price of $2.98 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance. The Investor Warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.

The Private Placement closed on April 29, 2022 (the “Closing Date”). The Company received gross proceeds of approximately $20 million before deducting transaction related expenses payable by the Company. The Company intends to use the net proceeds for general corporate purposes.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors. Pursuant to the Registration Rights Agreement, the Company will be required to file a resale registration statement (the "Registration Statement") with the Securities and exchange Commission (the “SEC”) to register for resale of the Shares, the shares issuable upon exercise of the Pre-Funded Warrants and the Investor Warrant within fifteen (15) days after the Closing Date (the “Filing Date”). Pursuant to the Registration Rights Agreement, the Registration Statement shall be declared effective within 30 days after the Filing Date or 60 days following the Filing Date if the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the investor if the Company fails to file the resale registration statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.

Aegis Capital Corp. acted as the placement agent in connection with the Private Placement. Pursuant to the engagement agreement, Aegis was paid a commission equal to 7% of the gross proceeds received by the Company in the Private Placement and 1% of the gross proceeds as a non-accountable expense allowance. The Company paid Aegis $75,000 for fees and expenses including attorney fees.

The foregoing descriptions of the Purchase Agreement, Pre-Funded Warrants, Investor Warrants, Registration Rights Agreement, and the placement agent engagement agreement described herein are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated herein by reference. In connection with the issuance of the securities described in Item 1.01, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder for transactions not involving a public offering.

Item 8.01. Other Events.

On April 28, 2022, the Company issued a press release regarding the pricing of the Private Placement. A copy of the press release is attached as Exhibit 99.1 hereto.

On April 29, 2022, the Company issued a press release regarding the closing of the Private Placement. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description
10.1	Engagement Letter dated April 27, 2022
10.2	Form of Securities Purchase Agreement
10.3	Form of Warrant
10.4	Form of Registration Rights Agreement
10.5	Form of Pre-Funded Warrant
99.1	Press Release issued on April 28, 2022
99.2	Press Release issued on April 29, 2022
104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2022

CYNGN INC.

By:	/s/ Donald Alvarez
Donald Alvarez
Chief Financial Officer

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